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                                                                    EXHIBIT 99.1


                                 [HEXCEL LOGO]

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                                  NEWS RELEASE

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HEXCEL CORPORATION, 281 TRESSER BOULEVARD, STAMFORD, CT 06901 (203) 969-0666
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                                          CONTACTS   FINANCIAL:
                                                     STEPHEN C. FORSYTH
                                                     203-969-0666 EXT. 425
                                                     stephen.forsyth@hexcel.com

                                                     MEDIA:
                                                     MICHAEL W. BACAL
                                                     203-969-0666 EXT. 426
                                                     michael.bacal@hexcel.com



        HEXCEL CORPORATION'S CHAIRMAN AND FORMER CHIEF EXECUTIVE OFFICER
                           PASSES AWAY DUE TO ILLNESS



STAMFORD, CT, May 6, 2001 - Hexcel Corporation (NYSE/PCX: HXL) today announced that its chairman and former chief executive officer, John J. Lee, suddenly succumbed to cancer at his home in New York on Saturday, May 5, 2001. He is survived by his wife, Gayle, their four children and five grandchildren.


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During his eight year tenure as Chief Executive Officer, Mr. Lee successfully led the company through a brief chapter 11 restructuring which left all shareholders in place, paying or reinstating all creditors in full including interest and expenses. Next, the restructured Hexcel consolidated the advanced composites industry under Mr. Lee's leadership. From 1995 to 1997, Hexcel successfully acquired the Ciba Composites business, the Hercules' Composites Products Division and selected assets of Fiberite Inc. In 1998, the company diversified its business portfolio by expanding its electronic materials business through the acquisition of the Clark-Schwebel business, the leading US based manufacturer of woven glass electronic fabrics. Mr. Lee also played a distinguished role as a trustee of Yale University, leading their capital campaign and serving on the boards of other companies and charitable institutions.

Mr. Martin L. Solomon on behalf of Hexcel's Board of Directors observed: "Many of us on the board have been privileged to know John both as a colleague and friend over many years. He was a person of extraordinary talent and drive, qualities which made him a moving force behind every matter that he touched and which served Hexcel well in the years under his guidance. His leadership and vision transformed Hexcel into the world's leading producer of advanced composite materials and positioned the company for many future opportunities. The directors and employees will greatly miss him and wish to extend their deepest sympathies to Mr. Lee's family at their loss."


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Hexcel Corporation is the world's leading advanced structural materials company.
It designs, manufactures and markets lightweight, high reinforcement products, composite materials and engineered products for use in commercial aerospace, space and defense, electronics, general industrial, and recreation applications.





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